EXHIBIT 99

             Dillard's, Inc. Reports July Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 5, 2004--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended July 31, 2004 were $529,696,000 compared to sales for the four weeks ended August 2, 2003 of $549,093,000. Sales declined 4% for the 4-week period on both a total and comparable store basis. The Company notes that two days of sales tax holiday shopping in Texas, North Carolina, South Carolina and Iowa occurred in July of 2003 but will occur in August of 2004. Excluding the effect of the sales tax holiday shift, management believes comparable store sales for the four weeks ended July 31, 2004 declined 2%.
    Sales for the 13 weeks ended July 31, 2004 were $1,671,380,000 compared to sales for the 13 weeks ended August 2, 2003 of $1,721,485,000. Sales declined 3% for the 13-week period on both a total and comparable store basis.
    Sales for the 26 weeks ended July 31, 2004 were $3,525,775,000 compared to sales for the 26 weeks ended August 2, 2003 of $3,535,396,000. Total sales were flat for the 26-week period. Sales in comparable stores for the 26-week period declined 1%.
    During the four weeks ended July 31, 2004, sales in the Company's Eastern region were strongest, considerably exceeding the average sales performance in total stores. Sales in the Western region were slightly below trend. Sales in the Central region were below trend.
    During the four weeks ended July 31, 2004, sales of home merchandise significantly exceeded the Company's average sales performance. Sales in accessories, shoes, lingerie and cosmetics were above trend. Sales performances in women's and juniors' merchandise were inline with the Company average. Weaker, below trend, sales were noted in the men's and children's areas.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc., Little Rock
             Julie J. Bull, 501-376-5965